Exhibit 99.1

ReWalk Robotics Reports Third Quarter 2021 Financial Results

MARLBOROUGH, Mass. and BERLIN and YOKNEAM ILIT, Israel, Nov 10, 2021 (GLOBE NEWSWIRE) -- ReWalk Robotics Ltd. (Nasdaq: RWLK) (“ReWalk” or the “Company”) today announced its financial results for the three and nine months ended September 30, 2021.

Highlights of and subsequent to the third quarter of 2021 include:

•	Total revenue of $2.0 million reported for the third quarter of 2021
•	Gross margin of approximately 58% in the third quarter of 2021
•	Received FDA breakthrough device designation for ReBoot, a soft exoskeleton for stroke home and community use
•	Strengthened cash position of $91.2 million, including a $32.5 million registered direct offering closed in September

“During the third quarter we have continued to demonstrate quarter over quarter growth and the results in Q3 2021 marks our highest quarterly revenue for the last 4 years. Growth came from personal ReWalk placements in Germany and with the placement of multiple systems at a U.S physical therapy university where Exoskeleton training is becoming a core part of the curriculum as this field moves towards being a standard of care” said Larry Jasinski, ReWalk’s Chief Executive Officer. “We continue to see the opening of our main markets and looking forward to continue our positive momentum as we close 2021.”

Third Quarter 2021 Financial Results

Total revenue was $2.0 million in the third quarter of 2021, compared to $0.7 million during the third quarter of the prior year. The increase is mainly due to the higher number of ReWalk Personal 6.0 units sold in Germany as well as a multiple unit order to a U.S physical therapy university.

Gross margin was 58% during the third quarter of 2021, compared to 52% in the third quarter of 2020. The increase is mainly due to the higher number of units sold and increased average selling price.

Total operating expenses in the third quarter of 2021 were $3.8 million, compared to $3.5 million in the third quarter of the prior year. The increase is due to higher SG&A employee and employee related expenses as well as increased professional services offset with reduced R&D employee and employee related expenses.

Net loss was $2.7 million for the third quarter of 2021, compared to a net loss of $3.3 million in the third quarter of the prior year.

Non-GAAP net loss was $2.0 million in the third quarter of 2021, compared to $3.0 million during the third quarter of the prior year. Reconciliation of net loss to non-GAAP net loss is included at the end of this press release.

Liquidity

As of September 30, 2021, ReWalk had $91.2 million in cash on its balance sheet.

Conference Call

ReWalk management will host its third quarter 2021 conference call as follows:

Date		Thursday, November 11, 2021
Time		8:30 AM EST
Telephone	U.S:	(844) 423-9889
	International:	(716) 247-5804
	Israel:	18 09 31 53 62
	Germany:	08 00 18 15 287
Access code		4692387

Webcast (live, listen-only and archive) www.rewalk.com under the “Investors” section.

The archived webcast will be available via the following URL https://edge.media-server.com/mmc/p/h495e8p4 or through the 'Investors' section' on www.rewalk.com.

About ReWalk Robotics Ltd.

ReWalk Robotics Ltd. develops, manufactures and markets wearable robotic exoskeletons for individuals with lower limb disabilities as a result of spinal cord injury or stroke. ReWalk’s mission is to fundamentally change the quality of life for individuals with lower limb disability through the creation and development of market leading robotic technologies. Founded in 2001, ReWalk has headquarters in the U.S., Israel and Germany. For more information on the ReWalk systems, please visit www.rewalk.com.

ReWalk® is a registered trademark of ReWalk Robotics Ltd. in Israel and the United States.

ReStore® is a registered trademark of ReWalk Robotics Ltd. in the United States, Europe and the United Kingdom.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Securities Exchange Act of 1934. Such forward-looking statements may include projections regarding ReWalk's future performance and other statements that are not statements of historical fact and, in some cases, may be identified by words like "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "should," "would," "seek" and similar terms or phrases. The forward-looking statements contained in this press release are based on management's current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of ReWalk's control. Important factors that could cause ReWalk's actual results to differ materially from those indicated in the forward-looking statements include, among others: uncertainties associated with future clinical trials and the clinical development process, the product development process and FDA regulatory submission review and approval process; the adverse effect that the COVID-19 pandemic has had and may continue to have on the Company’s business and results of operations; ReWalk's ability to have sufficient funds to meet certain future capital requirements, which could impair the Company's efforts to develop and commercialize existing and new products; ReWalk's ability to maintain compliance with the continued listing requirements of the Nasdaq Capital Market and the risk that its ordinary shares will be delisted if it cannot do so; ReWalk’s ability to maintain and grow its reputation and the market acceptance of its products; ReWalk's ability to achieve reimbursement from third-party payors, including CMS, for its products; ReWalk's limited operating history and its ability to leverage its sales, marketing and training infrastructure; ReWalk's expectations as to its clinical research program and clinical results; ReWalk's expectations regarding future growth, including its ability to increase sales in its existing geographic markets and expand to new markets; ReWalk's ability to obtain certain components of its products from third-party suppliers and its continued access to its product manufacturers; ReWalk's ability to improve its products and develop new products; ReWalk's compliance with medical device reporting regulations to report adverse events involving the Company's products, which could result in voluntary corrective actions or enforcement actions such as mandatory recalls, and the potential impact of such adverse events on ReWalk's ability to market and sell its products; ReWalk's ability to gain and maintain regulatory approvals; ReWalk's expectations as to the results of, and the Food and Drug Administration's potential regulatory developments with respect to its mandatory 522 postmarket surveillance study; ReWalk's ability to maintain adequate protection of its intellectual property and to avoid violation of the intellectual property rights of others; the risk of a cybersecurity attack or breach of the Company's IT systems significantly disrupting its business operations; ReWalk’s ability to establish a pathway to commercialize its products in China; the impact of substantial sales of the Company's shares by certain shareholders on the market price of the Company's ordinary shares; ReWalk's ability to use effectively the proceeds of its offerings of securities; the risk of substantial dilution resulting from the periodic issuances of ReWalk's ordinary shares; the impact of the market price of the Company's ordinary shares on the determination of whether it is a passive foreign investment company; the market and other conditions; and other factors discussed under the heading "Risk Factors" in ReWalk's annual report on Form 10-K for the year ended December 31, 2020 filed with the SEC and other documents subsequently filed with or furnished to the SEC. Any forward-looking statement made in this press release speaks only as of the date hereof. Factors or events that could cause ReWalk's actual results to differ from the statements contained herein may emerge from time to time, and it is not possible for ReWalk to predict all of them. Except as required by law, ReWalk undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), ReWalk believes that the use of non-GAAP accounting measures, including non-GAAP net loss, is helpful to its investors. These measures, which the Company refers to as non-GAAP financial measures, are not prepared in accordance with GAAP.

For the three and nine months ended September 30, 2021, and 2020, non-GAAP net loss is calculated as GAAP net loss excluding (i) non-cash share-based compensation expense and (ii) depreciation.

Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company’s non-cash expenses, ReWalk believes that providing non-GAAP financial measures that exclude non-cash share-based compensation expense, depreciation, and non-cash financial (income) expenses allows for more meaningful comparisons between operating results from period to period. Each of the Company’s non-GAAP financial measures is an important tool for financial and operational decision-making and for the Company’s evaluation of its operating results over different periods of time. The non-GAAP financial data are not measures of the Company’s financial performance under U.S. GAAP and should not be considered as alternatives to operating loss or net loss or any other performance measures derived in accordance with GAAP. Non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in ReWalk’s industry, as other companies in the industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. In addition, there are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on the Company’s reported financial results. Further, share-based compensation expense has been, and will continue to be for the foreseeable future, a significant recurring expense in the Company’s business and an important part of the compensation provided to its employees.

The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. ReWalk urges investors to review the reconciliation of the Company’s non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate the Company’s business.

Investor Contact:
Ori Gon
Chief Financial Officer
ReWalk Robotics Ltd.
T: +972-4-9590123
E: investorrelations@rewalk.com

ReWalk Robotics Ltd. And subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Revenue	$1,972	$747	$4,724	$3,175
Cost of revenues	832	355	2,150	1,388

Gross profit	1,140	392	2,574	1,787

Operating expenses:
Research and development	638	756	2,243	2,695
Sales and marketing	1,821	1,507	5,105	4,541
General and administrative	1,343	1,198	4,050	3,774
Total operating expenses	3,802	3,461	11,398	11,010
Operating loss	(2,662)	(3,069)	(8,824)	(9,223)
Financial expenses, net	27	242	14	723
Loss before income taxes	(2,689)	(3,311)	(8,838)	(9,946)
Taxes on income (tax benefit)	(14)	25	40	85
Net loss	$(2,675)	$(3,336)	$(8,878)	$(10,031)
Net loss per ordinary share, basic and diluted	$(0.06)	$(0.18)	$(0.21)	$(0.71)
Weighted average number of shares used in computing net loss per ordinary share, basic and diluted	46,570,130	18,881,694	43,021,972	14,132,375

Reconciliation of GAAP to Non-GAAP net loss
Net loss	$(2,675)	$(3,336)	$(8,878)	$(10,031)
Non-cash share based compensation expense	599	232	231	544
Depreciation of property and equipment, net	69	64	210	215
Non-GAAP net loss	$(2,007)	$(3,040)	$(8,437)	$(9,272)

ReWalk Robotics Ltd. And subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30,	December 31,
	2021	2020
	(unaudited)
Assets

Current assets
Cash and cash equivalents	$91,227	$20,350
Trade receivable, net	1,275	684
Prepaid expenses and other current assets	762	672
Inventories	3,066	3,542
Total current assets	96,330	25,248

Restricted cash and other long term assets	1,085	1,033
Operating lease right-of-use assets	1,000	1,349
Property and equipment, net	303	437
Total assets	$98,718	$28,067

Liabilities and equity

Current liabilities
Current maturities of operating leases	639	660
Trade payables	1,954	2,268
Other current liabilities	1,788	1,740
Total current liabilities	4,381	4,668

Noncurrent operating leases	535	923
Other long-term liabilities	809	702
Shareholders’ equity	92,993	21,774
Total liabilities and equity	$98,718	$28,067

ReWalk Robotics Ltd. And subsidiaries
Condensed Consolidated Statements of Cash Flows
(unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2021	2020

Net cash used in operating activities	$(8,903)	$(10,131)

Net cash used in investing activities	(28)	(73)

Net cash provided by financing activities	79,808	11,948

Increase in cash, cash equivalents, and restricted cash	70,877	1,744

Cash, cash equivalents, and restricted cash at beginning of period	21,054	16,992

Cash, cash equivalents, and restricted cash at end of period	$91,931	$18,736

ReWalk Robotics Ltd. And subsidiaries
(unaudited)
(In thousands, except units placed)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Revenue:
United States	$821	$325	$1,951	$1,172
Europe	1,148	413	2,711	1,990
Asia Pacific	1	2	58	6
Latin America	-	6	-	6
Africa	2	1	4	1
Total Revenue	$1,972	$747	$4,724	$3,175

Revenue:
Personal units revenue	$1,357	$698	$3,818	$3,079
Rehabilitation units revenue	615	49	906	96
Total Revenue	$1,972	$747	$4,724	$3,175